STOCK SALE AGREEMENT

By and Among

MRG ACQUISITION CORP.

And

EAST COAST DIVERSIFIED CORPORATION

And

MIAMI RENAISSANCE GROUP, INC.

Dated as of February 20, 2008

STOCK SALE AGREEMENT

This agreement is entered into this 20th day of February, 2008 (the “Agreement”) by and between East Coast Diversified Corporation, a Florida corporation (“ECDV”), Miami Renaissance Group, Inc., a Florida corporation and a wholly-owned subsidiary of ECDV (“MRG”), and MRG Acquisition Corp., a Florida corporation (“MRGA”).

WHEREAS, ECDV is a publicly-traded company having shares of its common stock currently quoted on the NASD Bulletin Board under the symbol ECDV, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market;

WHEREAS, ECDV owns 100% of the capital stock on MRG;

WHEREAS, ECDV desires to sell, transfer and assign 100% of the capital stock of MRG (“MRG Shares”) and BBI desires to acquire 100% of the MRG Shares from ECDV;

WHEREAS, ECDV and MRG acknowledge that ECDV is indebted to certain persons who may be deemed affiliates of ECDV, MRG and MRGA (the “Certain Affiliated Parties”); and

WHEREAS, ECDV agrees to sell, transfer and assign the MRG Shares to MRGA in consideration for the forgiveness by Certain Affiliated Parties of debt of ECDV in the aggregate sum of $1,100,000.

NOW THEREFORE, pursuant to the terms and conditions of this Agreement and the mutual promises and covenants set forth below, the parties hereto agree as follows:

Section 1.1   Sale and Transfer of MRG Shares.   Subject to the terms and conditions of this Agreement, at the Closing ECDV shall sell, transfer, assign and deliver to MRGA the MRG Shares, together with such other instruments as may be necessary to convey all right, title and interest in the MRG Shares to MRGA. In connection with and as part of the sale of the MRG Shares, ECDV is expressly conveying to MRGA any right, title or interest that ECDV has or may have in the following:

(a)  any interest of ECDV in the leasehold improvements on a certain parcel of real estate located at 227 N.E. 17th St., Miami, FL 33137;

(b)  any interest of ECDV in the Florida liquor license.

Section 1.2  Forgiveness of Liabilities.   In consideration for the sale of the MRG Shares, MRGA and the Certain Affiliated Parties are forgiving liabilities of ECDV in the amount of $1,100,000.

Section 1.3   The Purchase Price.   Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer, assignment and delivery of the MRG Shares to MRGA, at the Closing, the Certain Affiliated Parties, creditors of ECDV, shall execute and deliver such instruments necessary to effect the forgiveness of debt in an amount of $1,100,000.

ARTICLE II

THE CLOSING

Section 2.1   The Closing.   The sale, transfer, assignment and delivery of the MRG Shares by ECDV to MRGA shall take place at the offices of MRGA located at 1475 Cypress Creek Rd. Suite 202, Fort Lauderdale, F 33309, at 10:00 a.m., local time, on a day mutually agreed to by parties which day shall be not later than ten Business Days following the satisfaction or waiver of all conditions to closing set forth in ARTICLE VI (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), unless another date or place is agreed in writing by each of the parties hereto.

Section   2.2   Deliveries by ECDV.   At the Closing, ECDV shall deliver or cause to be delivered to MRGA:

(a)  certificate(s) evidencing all MRG Shares together with duly executed stock power(s) bearing medallion signature guarantees;

(b) all documents and instruments necessary to transfer and record beneficial and record ownership to MRGA of the MRG Shares, the Florida liquor license and the leasehold improvements;

(c) assignments of licenses, including the Florida liquor license, trade names, domain names, ideas, assumed names, and all applications and permits applicable to the real property leased by MRG from a Certain Affiliated Party;

(d)  duly executed copies of all required consents;

(e) all of the books and records of MRG;

(f) all such other deeds, leases, permits, assignments and other instruments as, in the opinion of MRGA’s counsel, are necessary to vest in MRGA, good and marketable title to the MRG Shares and the leasehold improvements and Florida liquor license conveyed hereunder; and

(g) all other previously undelivered documents required to be delivered by ECDV to MRGA at or prior to the Closing in connection with the Transactions.

Section  2.3   Deliveries by MRGA.   At the Closing, MRGA shall deliver or cause to be delivered to ECDV:

(a)  such instruments as ECDV shall reasonably request evidencing the forgiveness of debt in the amount of $1,100,000;

(b)  the officer’s certificate referred to in Section 6 hereof; and

(c)  such other documents as are required to be delivered by MRGA to ECDV at or prior to the Closing pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ECDV

All of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete in all material respects (without giving effect to any materiality qualifier therein) as of the Closing Date as though made on the Closing Date.

Section  3.1   Authorization.   ECDV has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated hereby. The execution, delivery and performance by ECDV of this Agreement and the consummation of the Transactions have been duly authorized by ECDV’s Board of Directors and by the sole shareholder of MRG, and no other corporate action on the part of ECDV is necessary to authorize the execution and delivery by ECDV of this Agreement or the consummation by it of the Transactions, subject only to the approval of this Agreement and the Transactions (including without limitation the sale of the MRG Shares) by the vote by holders of a majority of the outstanding shares of ECDV common stock and preferred stock and the special meeting of stockholders (“Special Meeting”) to be held as soon as practicable after the filing of a Definitive Proxy Statement on Schedule 14A with the Securities and Exchange Commission (“SEC”).

Section  3.2   Binding Agreement ..   This Agreement has been duly executed and delivered by each of ECDV and, assuming due and valid authorization, execution and delivery thereof by MRGA, this Agreement is a valid and binding obligation of ECDV enforceable against ECDV in accordance with its terms, except: (i) in the event that ECDV stockholders owning a majority of ECDV’s common stock and preferred stock fail to vote in favor of this Agreement and the Transactions at the Special Meeting; (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally; and (iii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section  3.3   Good Title Conveyed.   The certificates evidencing the MRG Shares, stock powers, endorsements, assignments, leases and other instruments to be executed and delivered by ECDV to MRGA at the Closing will be valid and binding obligations of ECDV, enforceable in accordance with their respective terms, and will effectively vest in MRGA good, valid and marketable title to the assets, including the MRG Shares, the leasehold improvements and Florida liquor license, to be transferred to MRGA pursuant to and as contemplated by this Agreement.

Section  3.4   Organization; Qualification of ECDV .  ECDV (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business and to own those MRG Shares and the other assets to be transferred by it to MRGA; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of its business or the character of its assets requires such qualification, except where the failure to be so qualified or licensed as a foreign corporation could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ECDV, taken as a whole, or on the MRG Shares and the business operations of MRG.

Section  3.5   Consents and Approvals; No Violations.   Except for the filing with the SEC of (i) the Proxy Statement relating to the Special Meeting of stockholders pursuant to which ECDV will be soliciting votes of common and preferred stockholders “FOR” approval of this Agreement and the Transactions; (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, none of the execution, delivery or performance of this Agreement by ECDV, the consummation by ECDV of the Transactions or compliance by ECDV with any of the provisions hereof will: conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of ECDV require: any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than the SEC, or other Person (including, without limitation, consents from parties to loans, contracts, leases, licenses and other agreements to which ECDV is a party); from any third parties any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which ECDV is a party or by which MRG is bound; or violate any order, writ, injunction, decree, statute, rule or regulation applicable to ECDV, the MRG Shares, the Florida liquor license, the leasehold improvements on the Miami entertainment facility property, excluding from the foregoing clauses such violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the MRG Shares, the Florida liquor license or the leasehold improvements.

Section  3.6   SEC Reports and Financial Statements ..

  (a)  ECDV has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “ECDV SEC Documents”). The ECDV SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such acts and the applicable rules and regulations of the SEC thereunder. MRG, ECDV’s wholly-owned subsidiary, is not required to make any filings with the SEC.

(b) The consolidated financial statements of ECDV included or incorporated by reference in the ECDV SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and fairly presented the consolidated financial position of ECDV and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not material in amount.

Section  3.7   Absence of Certain Changes.   Since the Balance Sheet Date, neither ECDV nor MRG has:

(a) MRG’s assets to be subjected to any Encumbrance, excluding Encumbrances in favor of or owed to Certain Affiliated Parties; or

(b) sold, transferred, licensed or otherwise disposed of any of MRG’s assets,

Section  3.8   Title to Properties; Encumbrances.   Each of ECDV has good, valid and marketable title to the MRG Shares and the leasehold improvements and Florida liquor license.

Section  3.9   Contracts and Commitments .

(a)  ECDV has no agreements, contracts, commitments or restrictions which are material and have an adverse impact on MRG or its exploitation of the Miami entertainment facilities.

(b)  ECDV has no outstanding contracts with agents, consultants, advisors, salesmen, sales representatives, distributors or dealers which are material and have an adverse impact on MRG or its exploitation of the Miami entertainment facilities.

(c)  Neither ECDV nor MRG is restricted by agreement from carrying on the Transactions contemplated in this Agreement.

Section 3.10 Litigation.   There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of ECDV, threatened, against or involving the ECDV, or which questions or challenges the validity of this Agreement or any action taken or to be taken by ECDV pursuant to this Agreement or in connection with the Transactions; and there is no valid basis for any such action, proceeding or investigation. Neither ECDV nor MRG is subject to any judgment, order or decree.

Section 3.11 Compliance with Laws.   ECDV has complied in all respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect their business, properties or assets and no notice, charge, claim, action or assertion has been received by ECDV or has been filed, commenced or threatened against ECDV alleging any violation of any of the foregoing, in each case, except as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ECDV, taken as a whole, or on MRG.

Section  3.12   Brokers or Finders.   No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section  3.13   Full Disclosure.   To the knowledge of ECDV, ECDV has not failed to disclose to MRGA any facts material to the Transactions. No representation or warranty by ECDV contained in this Agreement and no statement contained in any document, certificate, or other writing furnished or to be furnished by ECDV to MRGA or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section  3.14  Proxy Statement .   The Definitive Proxy Statement will not, at the date it is first mailed to the stockholders of ECDV and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by ECDV with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of MRGA specifically for inclusion or incorporation by reference in the Definitive Proxy Statement. The Definitive Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MRGA

MRGA represents and warrants to ECDV that:

Section  4.1   Organization.    MRGA is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of MRGA to consummate the Transactions.

Section  4.2   Authorization; Validity of Agreement; Necessary Action.   MRGA has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by MRGA of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of MRGA, and no other corporate action on the part of MRGA is necessary to authorize the execution and delivery by MRGA of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by MRGA, and, assuming due and valid authorization, execution and delivery hereof by ECDV, is a valid and binding obligation of MRGA, enforceable against MRGA in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section  4.3   Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by MRGA, the consummation by MRGA of the Transactions or compliance by MRGA with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of MRGA, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MRGA is a party or by which any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MRGA or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of MRGA to consummate the Transactions.

Section 4.4   Brokers or Finder.  MRGA has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section  4.5   Information Supplied.   None of the information to be supplied by or on behalf of MRGA in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of ECDV contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

COVENANTS

Section  5.1   Interim Operations of ECDV.   ECDV covenants and agrees that, after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as may be agreed in writing by MRGA in its sole discretion, neither ECDV nor MRG shall: (i) modify, amend or terminate any material contract or waive, release or assign any material rights or claims; (ii) enter into, terminate or amend any material contract, (iii) incur any material liability, (iv) permit MRG or the MRG Shares to become subject to any Encumbrance or (v) sell, transfer, lease, license or otherwise dispose of any of MRG assets or the MRG Shares;

Section  5.2   Stockholder Action.   ECDV shall, as promptly as practicable following the execution of this Agreement, establish a record date for giving notice of actions pursuant to this Agreement and prepare and file all documents and take such actions that are necessary in order to facilitate the prompt mailing the Definitive Proxy Statement to ECDV’s common and preferred stockholders regarding the Special Meeting of ECDV’s common and preferred stockholders seeking approval of this Agreement and the Transactions.

Section  5.3  Proxy Statement.   As promptly as practicable after the execution of this Agreement, ECDV shall prepare and file with the SEC the Preliminary Proxy Statement. ECDV shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. ECDV shall promptly (i) notify MRGA upon the receipt of any such comments or requests and (ii) provide MRGA with copies of all correspondence between ECDV and its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (i) ECDV shall provide MRGA with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (ii) ECDV shall include in such drafts, correspondence and filings all comments reasonably proposed by MRGA and (iii) to the extent practicable, ECDV and its outside counsel shall permit MRGA and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. If at any time prior to the Closing of this Agreement any event shall occur, or fact or information shall be discovered that should be set forth in an amendment of or a supplement to the Proxy Statement, ECDV shall, in accordance with the foregoing procedures, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable law, cause such amendment or supplement to be distributed to the common and preferred stockholders of ECDV. MRGA shall cooperate with ECDV in connection with the preparation of the Proxy Statement and shall provide in a timely fashion all information requested by ECDV concerning MRGA that is required to be included in the Proxy Statement.

Section  5.4   Efforts and Actions to Cause Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, MRGA and ECDV and each of the Certain Affiliated Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

(b)  Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions.

Section 5.5  Access to Books and Records.   On and after the Closing during normal business hours, ECDV will permit MRGA and its auditors, through their authorized representatives, to have access to and examine and make copies of all books and records relating to MRG which are not delivered to MRGA pursuant hereto.

Section 5.6   ECDV shall not Accept Other Acquisition Proposals. During the period from the date of the execution of this Agreement through the Closing Date, ECDV shall not accept any Acquisition Proposal, as defined in Section 9.1, made by any Person, other than MRGA, to acquire all or any portion of the MRG Shares, whether by merger, tender offer, exchange offer, sale of assets, license or similar transactions involving ECDV.

ARTICLE VI

CONDITIONS

Section  6.1   Conditions to Each Party’s Obligation to Effect the Closing.   The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of stockholder approval, by means of the vote at the Special Meeting of holders of a majority of ECDV’s common stock and preferred stock of this Agreement and the Transactions.

Section 6.2   Conditions to Obligations of MRGA to Effect the Closing.   The obligations of MRGA to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following:

(a) Officer’s Certificate. ECDV shall have delivered to MRGA at the Closing a certificate signed by the chief executive officer of ECDV, dated the Closing Date, in form and substance satisfactory to MRGA, to the effect that, as of the Closing Date, (i) all of the representations and warranties of ECDV set forth in this Agreement that are qualified as to materiality are true and complete, (ii) all such representations and warranties that are not so qualified are true and complete in all material respects, (iii) there has not occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the assets of MRG and (iv) ECDV have performed all obligations required under this Agreement to be performed by it at or prior to the Closing;

(b)  Consents Obtained.   All consents and approvals of any person necessary to the consummation of the Closing and the other Transactions, including consents and approvals from parties to loans, contracts, leases, licenses or other agreements and consents and approvals from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent or approval shall have been provided to MRGA at or prior to the Closing;

(c)  Representations and Warranties .   All of the representations and warranties of ECDV set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date.

The foregoing conditions are for the sole benefit of MRGA and may be waived by MRGA, in whole or in part, at any time and from time to time in the sole discretion of MRGA.

Section  6.3   Conditions to Obligations of ECDV to Effect the Closing.   The obligations of ECDV to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties.   All of the representations and warranties of MRGA set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

(b)  Officer’s Certificate.   MRGA shall have delivered to ECDV at the Closing a certificate signed by the chief executive officer of MRGA, dated the Closing Date, in form and substance satisfactory to ECDV, to the effect that, as of the Closing Date, (i) all of the representations and warranties of MRGA set forth in this Agreement that are qualified as to materiality are true and complete, (ii) all such representations and warranties that are not so qualified are true and complete in all material respects, and (iii) MRGA has performed all obligations required under this Agreement to be performed by it at or prior to the Closing.

(c) Stockholder Approval. ECDV shall have received at the Special Meeting of ECDV’s common and preferred stockholders the affirmative vote approving the sale of the Agreement and the Transactions.

The foregoing conditions are for the sole benefit of ECDV and may be waived by ECDV, in whole or in part, at any time and from time to time in the sole discretion of ECDV.

ARTICLE VII

TERMINATION

Section  7.1   Termination.   The Transactions may be terminated or abandoned at any time prior to the Closing Date:

(a) By the mutual written consent of MRGA and ECDV;

(b) By either MRGA or ECDV if: (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or (ii) holders of a majority of ECDV common and preferred stock fail to vote in favor of this Agreement and the Transactions at the Special Meeting.

(c)  By ECDV: (i) if MRGA shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by ECDV to MRGA specifying such breach; or (ii) on or after June 30, 2008, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by ECDV;

(d)  By MRGA: (i) if ECDV shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by MRGA to ECDV specifying such breach; or (ii) on or after June 30, 2008, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by MRGA.

Section 7.2  Effect of Termination.   In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of MRGA or ECDV.

ARTICLE VIII

INDEMNIFICATION

Section  8.1   Indemnification; Remedies.

(a) ECDV shall jointly and severally indemnify, defend and hold harmless the MRGA Indemnified Persons from and against and in respect of all Losses that arise out of any breach by ECDV of its representations and warranties contained in or made pursuant to this Agreement; and

(b) MRGA shall jointly and severally indemnify, defend and hold harmless the ECDV Indemnified Persons from and against and in respect of all Losses that arise out of any breach by ECDV of its covenants or agreements contained in or made pursuant to this Agreement.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

Section  9.1   Definitions.   For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Acquisition Proposal” shall mean any proposal or offer made by any Person other than MRGA to acquire all or any portion of the MRG Shares owned by ECDV, whether by merger, tender offer, exchange offer, sale of assets, license or similar transactions involving ECDV.

“Agreement” or “this Agreement” shall mean this Stock Sale Agreement.

“Balance Sheet” shall mean the most recent audited balance sheet of the ECDV in the ECDV SEC Documents.

Balance Sheet Date” shall mean April 30, 2007.

“MRGA” shall have the meaning ascribed thereto in the Preamble.

“MRGA Indemnified Persons” shall mean MRGA and its Affiliates and each of their officers, directors, employees, agents and representatives.

“Certain Affiliated Parties” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“ Closing” shall mean the closing referred to in Section 2.1.

“Closing Date” shall mean the date on which the Closing occurs.

“ECDV” shall have the meaning ascribed thereto in the Preamble.

“ECDV Common Stock ” shall mean the common stock of ECDV.

“ECDV Indemnified Persons” shall mean ECDV and its Affiliates and each of their officers, directors, employees, agents and representatives

“ECDV Preferred Stock” shall mean the preferred stock of ECDV.

“ECDV SEC Documents” shall have the meaning ascribed thereto in Section 3.7.

“ECDV Subsidiary” shall have the meaning ascribed thereto in the Preamble.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title, transfer or use of any nature whatsoever other than liens for taxes, assessments or other governmental charges which were incurred in the ordinary course of business and are not due and payable.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Liabilities” shall mean all liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown and whether or not due.

“Licenses” shall mean all licenses, including the Florida liquor, and agreements pursuant to which ECDV has acquired rights used by or for the benefit of MRG.

“Losses” shall mean any and all losses, Liabilities, claims, diminution of value, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of MRGA arising under ARTICLE VIII) incurred by any of the MRGA Indemnified Persons.

“Person ” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proxy Statement” shall have the meaning ascribed thereto in Section 3.6.

“Special Meeting” shall mean the ECDV stockholders meeting as set forth in the Proxy Statement attached hereto.

“SEC” shall mean the United States Securities and Exchange Commission.

“Stockholder Approval” shall have the meaning ascribed thereto in Section 3.1.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement.

Section  9.2   Interpretation .

(a)  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE X

MISCELLANEOUS

Section  10.1   Amendment and Modification.   This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.2 Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to MRGA , to:

MRG Acquisition Corp.
2601 Biscayne Blvd.
Miami, FL 33137
Attention: Aaron Goldstein

And

if to ECDV, to:

East Coast Diversified Corp.
906 Oak Tree Road
Suite F
South Plainfield, NJ 07080
Attention: Richard Margulies

Section 10.3   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.4   Entire Agreement; No Third Party Beneficiaries.   This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and is not intended to confer upon any Person other than the parties hereto and the MRGA and ECDV Indemnified Persons any rights or remedies hereunder.

Section 10.5 Severability.   Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.6   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

 Section  10.7   Time of Essence.   Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section  10.8   Extension; Waiver.   At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section  10.9   Assignment.   Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that MRGA may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly-owned Subsidiary of MRGA. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, MRGA, MRG, ECDV have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

East Coast Diversified Corporation
By: Richard J. Margulies, President
Name (Title)

Miami Renaissance Group, Inc.
By: Richard J. Margulies, President
Name (Title)

MRG Acquisition Corp.
By: Aaron M. Goldstein, President
Name (Title)